Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:	Agency Contact:
Maureen Hart	James L. Kawski	Stacy Grisinger
Axcelis Technologies, Inc.	Axcelis Technologies, Inc.	The Loomis Group Inc.
Tel: (978) 787-4266	Tel: (978) 787-4000	Tel: (617) 638-0022
Fax: (978) 787-4275	Fax: (978) 787-9133	Fax: (617) 638-0033
maureen.hart@axcelis.com	investor.relations@axcelis.com	grisingers@loomisgroup.com

AXCELIS NAMES MICHIO NARUTO TO BOARD OF DIRECTORS

Former Fujitsu Executive Brings 40 Years of Experience in Asia Pacific Electronics Industry

BEVERLY, Mass. - May 23, 2005 - Axcelis Technologies, Inc. (NASDAQ: ACLS) today announced that Michio Naruto has joined the company’s board of directors, bringing more than 40 years of business management experience in electronics and information technology to the organization.

“We are very pleased to welcome Michio Naruto to our board of directors,” said Mary G. Puma, chairman and CEO of Axcelis Technologies. “His vast management experience and knowledge of the Asia Pacific electronics industry will be great assets to our board as Asia continues to be an area of strategic importance for our company.  We look forward to Mr. Naruto’s contributions as we seek to build on our already strong position in Asia.”

Naruto is currently an advisor to Fujitsu Corporation.  Until March 2000, he held the position of vice chairman of the company. Prior to becoming vice chairman, Naruto was executive vice president in charge of Fujitsu’s Legal and Industry Relations, External Affairs and Export Control Groups. He has been a member of the Fujitsu board in charge of international operations since 1985. Under Naruto’s leadership, Fujitsu has accelerated its globalization program through overseas expansion and international alliances.

Naruto is active in a number of national and international industry associations.  He is chairman of the subcommittee of the Japan Federation of Economic Organizations (KEIDANREN).  He is actively involved in the World Intellectual Property Organization (WIPO) and the Ministry of International Trade and Industry.

In 1997, he received an award from the government of Japan for his work in promoting an information-oriented society. Naruto received a bachelor of law degree from the University of Tokyo.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, rapid thermal processing, and cleaning and curing systems. Axcelis Technologies has key product development centers in Beverly, Massachusetts, as well as in Toyo, Japan through its joint venture, SEN. The company’s Internet address is: www.axcelis.com <http://www.axcelis.com >.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions, including but not limited to the ability of the Company to build on its already strong position in Asia.  These statements are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.